EXHIBIT 99.1
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Hydrogen Engine Center Announces Agreement with ITM Power Plc

For Immediate Release - November 13, 2006 - Algona, IA - Hydrogen Engine Center, Inc., (HEC) announces today that they have signed a Memorandum of Understanding ("MoU" or/and the "Agreement") with ITM Power Plc (ITM) one of the UK's leading innovators within the alternative energy sources industry. HEC is a US company that designs, manufactures and distributes alternative fuel internal combustion engines for the industrial and power generation market. The parties plan to jointly develop products for a non polluting, grid-independent energy system which can undergo early field trial testing.

The purpose of the MoU is to provide a platform from which the two organizations can develop their respective technologies resulting in mutual benefits. HEC anticipates that ITM can offer an assured supply of hydrogen using ITM's low cost electrolyzer technology. ITM anticipates that HEC will provide an early route to the provision of a complete system package using HEC's proven engine technology.

The combination of a hydrogen fueled internal combustion engine and a low cost electrolyzer could provide the essential technology to convert low-value, intermittent, renewable energy (wind, solar) into a reliable, non-fossil energy supply. Subject to the production of satisfactory results from the field trials, HEC and ITM will progress into detailed discussions with the intention of entering a more formal commercial arrangement.

In making the announcement Ted Hollinger, President, HEC, stated, "Both ITM and HEC have been developing technologies over the past few years and are now ready to bring them to market. By combining HEC's hydrogen engines with ITM's new low-cost electrolyzer, customers will have access to turn-key hydrogen-fueled systems."

Jim Heathcote, CEO, ITM Power Plc, said: "We are delighted to be working with the team at HEC. I believe that the collaboration of HEC and ITM brings together complementary technologies that could provide significant commercial opportunities for both companies in the North American and European markets."

About Hydrogen Engine Center Inc:

Hydrogen Engine Center, Inc., designs, manufactures and distributes alternative-fueled internal combustion engines and power generation equipment for distributed power, agricultural, industrial, airport ground support, vehicular, business and home applications. All HEC engines and Gensets are capable of running on a multitude of fuels, including but not limited to, hydrogen, gasoline, propane, natural gas and ethanol. Development of an ammonia-fueled engine is underway. HEC trades on the Bulletin Board under the symbol "HYEG.OB." Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

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About ITM Power Plc:

ITM Power Plc believes it has developed and patented the keys to revolutionise the hydrogen economy and is set to become one of the UK's leading innovators within the alternative energy sources industry. www.itm-power.com

ITM Power is quoted on the London Stock Exchange's Alternative Investment Market
(AIM) under the ticker symbol "ITM"

Electrolyzer:

An electrolyzer converts water and electricity into hydrogen and oxygen. These gases can be used as fuel for combustion engines, fuel cells, heating and conventional electricity generation. Existing electrolyzers cost in the region of $2,000/ kW and the US Department of Energy 2010 target is $300/kW for an electrolyzer stack.

ITM Power has identified low cost electrolyzers as a vital component to replace hydrocarbon fuels with hydrogen. ITM's unique patented technology has allowed the company to achieve cost/performance targets which in production would equate to electrolyzer stack costs as low as $164 / per kW.


This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.




HEC Media Contact:
Vendely Communications Inc.
Maggie Nye, Maggie@vendely.com
Elizabeth Vendely, Elizabeth@vendely.com
818-623-1000

For further ITM Power Plc information, please contact:

Gemma Chandler
Corporate Communications Officer
ITM Power Plc
Tel: +44 (0) 1799 532 860
Mob: +44 (0) 7921 057712